Exhibit 99.1


                                                                   PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE



                  ORPHAN MEDICAL REPORTS SECOND QUARTER RESULTS
                  ---------------------------------------------
                   - XYREM(R) PRESCRIPTION LEVELS STRENGTHEN -

MINNEAPOLIS - July 22, 2003 - Orphan Medical, Inc. (Nasdaq: ORPH) today announced results for the second quarter ended June 30, 2003. The Company reported second quarter revenue of $4.3 million, an increase of over 20 percent from $3.5 million reported in the second quarter of 2002. Second quarter Xyrem revenue increased by over 30 percent as compared to the first quarter of 2003. Orphan Medical reported net income available to common shareholders of $26.0 million, or $2.06 per diluted share, compared to a net loss of $1.8 million, or $0.17 per diluted share, in the second quarter of 2002. The increase results from pre tax gains associated with the previously announced divestments of Busulfex(R) (busulfan) Injection and Sucraid(R) (sacrosidase) oral solution. The net loss for the quarter ended June 30, 2003, excluding the product divestments, was $4.3 million or $0.41 per share.

Development expenses for the second quarter increased to $1.9 million, compared to $1.3 million in the prior year reflecting increased spending related to two ongoing Phase IIIb clinical trials. Sales and marketing expenses increased to $3.6 million from $1.7 million in the second quarter of 2002 due to increased expenses related to the sales force hired for and the commercialization of Xyrem. General and administrative expenses increased to $1.9 million in the quarter, compared to $1.5 million for the same period in 2002 due to additional staffing and other infrastructure expenses supporting Xyrem. General and administrative costs will decrease slightly following the sale of Busulfex and related staff changes.

For the six months ended June 30, 2003, revenues were $8.9 million, an increase of 25 percent from $7.2 million reported for the six months ended June 30, 2002. Net income available to common shareholders for the six months ended June 30, 2003, was $21.9 million or $1.75 per diluted share compared to a net loss of $2.9 million or $0.28 per diluted share for the first six months of 2002. The increase again is due to the previously announced product divestments. Net loss for the six months ended June 30 excluding the divestment of products was $8.4 million or $0.80 per share.

For the six months ended June 30, 2003, sales and marketing expenses increased to $7.8 million from $3.7 million in the prior year resulting from the hiring of the sales force for and the commercialization of Xyrem. Development expenses increased to $3.6 million from $2.4 million in the prior year resulting from the ongoing clinical trials and the required post approval trials for Xyrem. General and administrative expenses increased to $3.7 million for the six months ended June 30, 2003, from $2.5 million in the prior year. This increase is primarily the result of increases in staffing and other infrastructure expenses supporting Xyrem.

Other income for the quarter and six months ended June 30, 2003 was $30.3 million and includes the gross proceeds from the product divestments less expenses associated with the divestment. The Company's results of operations include revenue and related expenses from divested products up to the date of divestment.

As of June 30, the Company had cash availability exceeding $30 million including the Company's line of credit facility. The Company used approximately $3.8 million of cash during the quarter, compared to $4.5 million in the first quarter of 2003.

XYREM FOR CATAPLEXY
As of June 30, 2003, 716 physicians had written Xyrem prescriptions for 1,977 patients, a 30 percent increase over the level reported in mid-May. Of the 1,977 prescriptions, over 1,300 have been filled with 400 in process. Approximately 10 percent of patients do not fill their initial prescription. After initiating therapy, there has been an 8 percent discontinuation rate following use of Xyrem of which only 3 percent is due to side effects and 1.5 percent due to lack of efficacy.

Cataplexy, a sudden loss of muscle tone, is usually triggered by strong emotions such as laughter, anger, or surprise. In its most severe form, cataplexy can cause a person to collapse. Sixty to ninety percent of the 140,000 Americans with narcolepsy suffer from cataplexy. The potential size of the current treated U.S. cataplexy market for Xyrem is estimated to be in excess of $125 million annually, and the total available market based on the estimated prevalence of cataplexy could exceed $325 million. The total narcolepsy market for Xyrem based on prevalence estimates exceeds $600 million.

"During the quarter, we achieved milestones that are important to building a strong presence in sleep disorders, pain and other central nervous system (CNS) diseases treated by specialty physicians," said John H. Bullion, Orphan Medical Chief Executive Officer. "Our commercial efforts have broadened awareness of Xyrem and resulted in increased prescribing by a greater number of specialty physicians. The capital obtained from product divestments will fund Xyrem commercial activities and assessment of Xyrem in other indications."

XYREM FOR ADDITIONAL INDICATIONS
Bullion continued, "We have two Phase IIIb trials underway to assess Xyrem in treating excessive daytime sleepiness (EDS) in narcolepsy. We expect both will be completed in order to allow submission of a supplemental New Drug Application
(sNDA) in mid-2004. Patient enrollment in SXB-15, a trial using Xyrem with other stimulants in treating EDS, is 67% complete. Enrollment in EXCEEDS, the second EDS trial, has begun, and patient enrollment in European sites is about to commence. The Company remains on course to initiate a clinical trial to explore the effectiveness of Xyrem in the treatment of fibromyalgia during the second half of 2003."

     OUTLOOK
"We continue to forecast that 2003 revenue will be between $15 and $18 million. We expect that fourth quarter revenue will be approximately 10 to15 percent higher than third quarter," said Bullion.

Bullion continued, "We expect sales and marketing spending to be approximately $4.0 million per quarter in the second half. Development spending will also increase as the enrollment in the excessive daytime sleepiness trials are completed. This spending is expected to be in the range of $3.0 million in the third and fourth quarters. General and administrative spending is expected to decrease to the $1.5 million level in the third and fourth quarters. We believe that our current capital with proceeds from international licensing of Xyrem is sufficient to fund operations through the end of 2004."

The Company is in various stages of discussions with parties seeking to license Xyrem for registration and marketing in international markets. The Company also expects to meet with the FDA in the third quarter to discuss a clinical development plan for Butamben, a product that would be used in the management of pain in malignancy.

     CONFERENCE CALL
The Orphan Medical 2003 Second Quarter Conference Call will be broadcast live over the Internet on Tuesday July 22 at 10:00 a.m. (EST). The call will be hosted by John H. Bullion, Chief Executive Officer and Chairman of Orphan Medical. To access the Webcast, go to the investor section of the Orphan Medical Web site at http://www.orphan.com and click on the Webcast icon. A replay of the Webcast will be available at the same address for two weeks.


                                 -Tables Follow-

CONDENSED STATEMENT OF OPERATIONS
---------------------------------

                                                       (Unaudited)                 (Unaudited)
                                                For the Three Months Ended   For the Six Months Ended
(000's except for per share data)                       June 30,                    June 30,
                                                --------------------------   ------------------------
                                                    2003         2002           2003          2002
                                                -----------------------------------------------------
Revenues, net                                     $ 4,349       $ 3,506       $ 8,916       $ 7,160
Cost of sales                                         718           525         1,465         1,053
                                                  -------       -------       -------       -------
Gross Profit                                        3,631         2,981         7,451         6,107

Operating expenses:
  Research and development                          1,898         1,331         3,595         2,414
  Sales and marketing                               3,624         1,709         7,786         3,724
  General and administrative                        1,886         1,465         3,705         2,538
                                                  -------       -------       -------       -------
Total operating expenses                            7,408         4,505        15,086         8,676
                                                  -------       -------       -------       -------
Loss from operations                               (3,777)       (1,524)       (7,635)       (2,569)

  Interest (expense) income, net                      (21)           66           (13)          150
  Other income                                     30,267            --        30,267            --
                                                  -------       -------       -------       -------

Net income (loss) before taxes                     26,469        (1,458)       22,619        (2,419)
      Income tax expense                              250            --           257            --
                                                  -------       -------       -------       -------
Net income                                         26,219        (1,458)       22,362        (2,419)
Less:  Preferred stock dividend                       234           227           466           452
                                                  -------       -------       -------       -------

Net loss attributable to common shareholders      $25,985       $(1,685)      $21,896       $(2,871)
                                                  =======       =======       =======       =======

Earnings (loss) per share
      Basic                                       $  2.47       $ (0.17)      $  2.08       $ (0.28)
      Diluted                                     $  2.06       $ (0.17)      $  1.75       $ (0.28)

Weighted average number of shares used to
calculate earnings per common share
      Basic                                        10,538        10,344        10,349        10,313
      Diluted                                      12,709        10,344        12,780        10,313

SELECTED BALANCE SHEET DATA
---------------------------

                                                   June 30,         December 31,
                                                     2003               2002
                                                   -----------------------------
     Assets
     ------
Cash and cash equivalent                            $29,972           $6,921
Other assets                                          5,273            6,218
                                                   -----------------------------
Total assets                                        $35,245          $13,139
                                                   =============================

     Liabilities and shareholders' equity
     ------------------------------------
Current liabilities                                  $4,397           $5,311
Non-current liabilities                                  70               78
Shareholders' equity                                 30,778            7,750
                                                   -----------------------------
Total liabilities and shareholders' equity          $35,245          $13,139
                                                   =============================

Orphan Medical acquires, develops, and markets pharmaceuticals of high medical value for inadequately treated and uncommon diseases treated by specialist physicians. The lead product for the company is Xyrem(R) (sodium oxybate) oral solution which is the first and only approved treatment for cataplexy associated with narcolepsy. Driven by Xyrem, Orphan Medical intends to build a strong presence in the sleep and central nervous system (CNS) markets. Orphan Medical's Internet Web site address is www.orphan.com

CONTACT:   Tim McGrath (CFO)                                  (952) 513-6900
               David Folkens (Corporate Communications)       (952) 513-6994


                                       ###

The information in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of factors could cause actual results to differ materially from the Company's assumptions and expectations. These are set forth in the cautionary statements included in Orphan Medical's most recent Form 10-Q or Form 10-K filed with the Securities and Exchange Commission. (These documents can be accessed through the Orphan Medical Web site at http://www.orphan.com). All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.